AMENDMENT NO. 4 TO

FUND ACCOUNTING SERVICE AGREEMENT

THIS AMENDMENT NO. 4 TO FUND ACCOUNTING SERVICE AGREEMENT

(this “Amendment”) is effective as of January 1, 2020, and is made by and between Gemini Fund Services, LLC, a Nebraska limited liability company (“GFS”), and Dunham Funds, a Delaware statutory trust (the “Trust”).

WHEREAS, GFS seeks the Trust’s approval of a change in the fees charged for securities quotations as set forth in Amended Schedule B to that certain Fund Accounting Service Agreement dated January 15, 2008, as amended, by and between GFS and the Trust (the “Agreement”); and

WHEREAS, the Trust’s Board of Trustees is agreeable to the aforementioned fee changes.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendments.

(a)               Amended Schedule B to the Agreement hereby is amended by deleting all references to “Price Quotes” and the fees charged to obtain securities quotations and replacing such references with the following:

Price Quotes. The charges for securities/commodity price quotes are determined by GFS’s cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:

Canadian and Domestic Equities	$0.08
International Equity (Non Fair Value)	$0.40
Corporate Bonds, MBS Bonds, MBS ARMs, and Money Markets	$0.60
Government/Agency	$0.58
Floating Rate MTN	$0.62
Municipal Bonds	$0.66
High Yield Corporate Bonds, High Yield Municipal Bonds	$0.82
International Bond	$1.08
ABS, ABS Home Equity, CMO Non-Agency Whole Loan ARMs,
CMOs, and CMO Other ARMs	$1.09
CMBS	$1.42
CDO & CLO	$3.75
Options	$0.10
Futures(Listed)	$0.27
Leverage Loans/Bank loans [monthly]	$16.00
Exchange Rates - Spot and Forwards	$0.66
International Equity (Fair Value)	$0.70

Other Securities/Complex, Hard-to-Value                           Market

Manual Pricing Inputs/Advisor Provided                             $100 per month up to 10 manual inputs

Controlled Foreign Corporation (CFC)                                $100 per month per CFC

2.	Miscellaneous.

(a)	Except as hereby amended, the Agreement shall remain in full force and effect.

(b)               This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

DUNHAM FUNDS

By:	/s/ Jeffrey A. Dunham

Jeffrey A. Dunham

President

GEMINI FUND SERVICES, LLC

By:	/s/ Kevin Wolf

Kevin Wolf

Executive Vice President

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